Exhibit 2.1

AMENDMENT NO. 1 TO

EQUITY PURCHASE AGREEMENT

This AMENDMENT NO. 1 TO EQUITY PURCHASE AGREEMENT (this “Amendment”) is entered into as of April 21, 2023, by and among EG Acquisition Corp., a Delaware corporation (“EGA”); LGM Enterprises, LLC, a North Carolina limited liability company (“LGM”); and the existing equityholders of LGM (the “Existing Equityholders” and, together with EGA and LGM, the “Amending Parties”). Unless otherwise indicated herein, words and terms which are defined in the Purchase Agreement (as defined below) shall have the same meaning where used in this Amendment.

WHEREAS, the above-listed Persons are parties to that certain Equity Purchase Agreement, dated as of October 17, 2022 (the “Purchase Agreement”), by and among the Amending Parties, EG Sponsor LLC, a Delaware limited liability company and Thomas James Segrave, Jr. in his capacity as Existing Equityholder Representative;

WHEREAS, pursuant to Section 10.2 of the Purchase Agreement, any term of the Purchase Agreement may be amended, supplemented or modified only with the signed, written consent of each of the Amending Parties; and

WHEREAS, the Amending Parties desire to amend the Purchase Agreement as set forth below.

NOW THEREFORE, in consideration of the mutual promises and covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Amending Parties agree as follows:

1. Amendment to Section 7.15(a). Section 7.15(a) of the Purchase Agreement is hereby amended and restated in its entirety as follows:

“If the Proxy Statement relating to the Buyer Special Meeting has not been mailed to the stockholders of the Buyer with the SEC by April 17, 2023 as promptly as reasonably practicable after such date, Buyer shall prepare (with the reasonable cooperation of the Company Group) and file with the SEC a proxy statement (such proxy statement, together with any amendments or supplements thereto, the “Extension Proxy Statement”) pursuant to which it shall seek the approval of its stockholders for proposals to amend (i) the Buyer’s Organizational Documents and (ii) the Trust Agreement, in each case, to extend the time period for Buyer to consummate its initial business combination from May 28, 2023 (the “Extension Approval End Date”) to a date no later than December 28, 2023 (such date, the “Extended Deadline” and such proposals, the “Extension Proposals”). Buyer shall use its reasonable efforts to cause the Extension Proxy Statement to comply with the rules and regulations promulgated by the SEC, to have the Extension Proxy Statement cleared by the SEC as promptly as practicable after such filing. Buyer shall provide the Company a reasonable opportunity to review the Extension Proxy Statement prior to its filing with the SEC and will consider in good faith the incorporation of any comments thereto provided by the Company.”

2. Continued Validity of Purchase Agreement. Except as specifically amended by this Amendment, the Purchase Agreement shall remain in full force and effect as originally constituted.

3. Successors and Assigns. The terms and conditions of this Amendment shall inure to the benefit of and be binding upon all of the parties to the Purchase Agreement and each of their respective successors and assigns.

4. Governing Law. This Amendment, and all claims arising in whole or in part out of, related to, based upon, or in connection herewith or the subject matter hereof or the transactions contemplated hereby, whether in contract or in tort or otherwise, will be governed by, construed and enforced in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction.

5. Counterparts; Electronic Signature. This Amendment may be executed and delivered by facsimile sent by telephonic transmission, e-mail transmission or other electronic means (including DocuSign) and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the Amending Parties have executed this Amendment as of the date first written above.

EG ACQUISITION CORP.

By:	/s/ Gregg S. Hymowitz
Name:	Gregg S. Hymowitz
Title:	Chief Executive Officer

LGM ENTERPRISES, LLC

By:	/s/ Thomas James Segrave, Jr.
Name:	Thomas James Segrave, Jr.
Title:	Founder, Chairman & Chief Executive Officer

EXISTING EQUITYHOLDERS

By:	/s/ Thomas James Segrave, Jr.
Name:	Thomas James Segrave, Jr.

By:	/s/ Thomas James Segrave, Jr.
Name:	Thomas James Segrave, Jr., as Custodian for Laura Grace Segrave

By:	/s/ Thomas James Segrave, Jr.
Name:	Thomas James Segrave, Jr., as Custodian for Madison Lee Segrave

By:	/s/ Thomas James Segrave, Jr.
Name:	Thomas James Segrave, Jr., as Custodian for Lillian May Segrave

By:	/s/ Thomas James Segrave, Jr.
Name:	Thomas James Segrave, Jr., as Custodian for Thomas James Segrave III

[Signature Page to Amendment No. 1 to Equity Purchase Agreement]